Exhibit 8.1

[LETTERHEAD OF HUNTON & WILLIAMS LLP]

January 19, 2005

DIMON Incorporated

512 Bridge Street

Danville, Virginia 24541

Merger of Standard Commercial Corporation

Into DIMON Incorporated

Certain Federal Income Tax Consequences

Ladies and Gentlemen:

We have acted as counsel to DIMON Incorporated (“DIMON”), a Virginia corporation, in connection with the proposed merger of Standard Commercial Corporation, a North Carolina corporation (“Standard”), into DIMON (the “Merger”) pursuant to the Agreement and Plan of Reorganization between DIMON and Standard dated as of November 7, 2004 (the “Agreement”). Any capitalized term used but not defined in this letter has the meaning given that term in the Agreement.

The only class of Standard stock outstanding is common stock. In the Merger, each outstanding share of Standard common stock (other than any shares held by DIMON or Standard) is to be converted into three shares of DIMON common stock If the Merger occurs while the DIMON Rights Agreement dated as of March 31, 1995 is in effect (either under its current term or by extension of that term), each share of DIMON common stock issued in the Merger will also represent one stock purchase right issued pursuant to the DIMON Rights Agreement. In that case, future references herein to DIMON common stock refer to both the common stock and any such rights. Standard shareholders are not entitled to exercise dissenter’s rights with respect to the Merger. Upon consummation of the Merger, DIMON’s name will be changed to DimonStandard Incorporated.

You have requested our opinion concerning certain federal income tax consequences of the Merger. In giving this opinion, we have reviewed the Agreement, the Plan of Merger, the Form S-4 Registration Statement under the Securities Act of 1933 relating to the Merger (the “S-4”), and such other documents as we have considered necessary. In addition, we have assumed with your consent the following:

1. The fair market value of the DIMON common stock received by a Standard shareholder in exchange for Standard common stock will be approximately equal to the fair market value of the Standard common stock surrendered in the exchange.

DIMON Incorporated

January 19, 2005

2. None of the compensation received by any shareholder-employee of Standard will be separate consideration for, or allocable to, any shares of Standard common stock; none of the shares of DIMON common stock received by any shareholder-employee in the Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s length for similar services.

3. No share of Standard common stock has been or will be redeemed directly or indirectly (including, without limitation, through a partnership) by Standard or acquired directly or indirectly (including, without limitation, through a partnership) by any subsidiary of Standard in anticipation of the Merger, and Standard has not made and will not make any extraordinary distribution with respect to its stock in anticipation of the Merger.

4. Neither DIMON nor any subsidiary of DIMON (a) owns or has owned during the past five years any shares of Standard common stock or (b) has acquired or will acquire directly or indirectly (including, without limitation, through a partnership) any shares of Standard common stock in anticipation of the Merger.

5. Neither DIMON nor any subsidiary of DIMON (a) has transferred or will transfer cash or other property to Standard or any subsidiary of Standard in anticipation of the Merger or (b) has made or will make any loan to Standard or any subsidiary of Standard in anticipation of the Merger.

6. There is no plan or intention for DIMON or any subsidiary of DIMON to acquire directly or indirectly (including, without limitation, through a partnership) or to make any extraordinary distribution with respect to any of the DIMON common stock issued in the Merger.

7. To the knowledge of DIMON and Standard, there is no plan or intention for Standard shareholders to transfer any of the DIMON common stock received in the Merger to DIMON or to persons related to DIMON within the meaning of Treasury Regulation § 1.368-1(e)(3).

8. The liabilities of Standard that will be assumed by DIMON and the liabilities, if any, to which the transferred assets of Standard are subject were incurred or will be incurred by Standard in the ordinary course of business.

9. There is, and on the date of the Effective Time (the “Effective Date”) will be, no indebtedness existing between (a) Standard or any subsidiary of Standard, on the one hand, and (b) DIMON or any subsidiary of DIMON, on the other.

DIMON Incorporated

January 19, 2005

10. On the Effective Date, the fair market value of the assets of Standard transferred to DIMON will exceed the sum of Standard’s liabilities assumed by DIMON plus the amount of liabilities, if any, to which the transferred assets are subject.

11. DIMON and Standard have paid or will pay their respective expenses, if any, incurred in connection with the Merger, except that DIMON, as successor to Standard after the Merger, will pay any expenses of Standard, not paid before the Merger, that are solely and directly related to the Merger. Neither DIMON nor Standard nor any subsidiary of either of them has paid or will pay expenses, if any, incurred by Standard shareholders in connection with the Merger.

12. Following the Merger, DIMON will continue the historic business of Standard or use a significant portion of Standard’s historic business assets in a business.

13. DIMON has no plan or intention to sell or otherwise dispose of any of the assets of Standard acquired in the Merger, except for dispositions in the ordinary course of business and, possibly, dispositions to eliminate duplicative operations.

14. For each of DIMON and Standard, less than 50 percent of the fair market value of its adjusted total assets consists of stock and securities For purposes of the preceding sentence, (a) a corporation’s adjusted total assets exclude cash, cash items (including accounts receivable and cash equivalents), and United States government securities and (b) a corporation’s adjusted total assets exclude stock and securities issued by any subsidiary at least 50 percent of the voting power or 50 percent of the total fair market value of the stock of which is owned by the corporation, but the corporation is treated as owning directly a ratable share (based on the percentage of the fair market value of the subsidiary’s stock owned by the corporation) of the assets owned by any such subsidiary.

15. At all times during the five-year period ending on the Effective Date, the fair market value of all of Standard’s United States real property interests was and will have been less than 50 percent of the total fair market value of (a) its United States real property interests, (b) its interests in real property located outside the United States, and (c) its other assets used or held for use in a trade or business. For purposes of the preceding sentence, (x) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest, (y) Standard is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which Standard is a partner or beneficiary, and (z) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this

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January 19, 2005

paragraph, “controlled corporation” means any corporation at least 50 percent of the fair market value of the stock of which is owned by Standard, in the case of a first-tier subsidiary of Standard, or by a controlled corporation, in the case of a lower-tier subsidiary.

16. Either (a) no shares of Standard common stock, if any, that were acquired in connection with the performance of services (including stock acquired through the exercise of an option or warrant acquired in connection with the performance of services) are subject to a substantial risk of forfeiture within the meaning of section 83(c) of the Code or (b) any shares of DIMON common stock received in exchange for shares of Standard common stock that were acquired in connection with the performance of services and are subject to a substantial risk of forfeiture within the meaning of section 83(c) of the Code will be subject to substantially the same risk of forfeiture after the Merger.

17. No outstanding Standard common stock acquired in connection with the performance of services was or will have been acquired within six months before the Effective Date by any person subject to section 16(b) of the Securities Exchange Act of 1934 other than pursuant to an award (a) granted under a plan that satisfies the requirements under S.E.C. Rule 16b-3 or (b) granted more than six months before the Effective Date.

18. Standard has not filed, and holds no asset subject to, a consent pursuant to former section 341(f) of the Code and regulations thereunder.

19. Standard is not a party to, and holds no asset subject to, a “safe harbor lease” under section 168(f)(8) of the Internal Revenue Code of 1954, as amended before the Tax Reform Act of 1984, and the regulations thereunder.

20. Since April 16, 1997, Standard has not distributed to its shareholders or security holders stock or securities of a controlled corporation in a transaction to which section 355(a) of the Code applies.

21. There is not, and on the Effective Date there will not be, outstanding any fractional share of Standard common stock.

22. DIMON and Standard will treat the Merger as a reorganization within the meaning of section 368(a) of the Code for all income tax purposes.

On the basis of the foregoing, and assuming that (a) the Merger will be consummated in accordance with the Agreement and (b) the factual assumptions set forth herein are and will remain true and accurate, we are of the opinion that (under existing law) for federal income tax purposes the Merger will be a reorganization within the meaning of section 368(a)(1)(A) of the Code.

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January 19, 2005

We are also of the opinion that the material federal income tax consequences of the Merger are fairly summarized in the S-4 under the headings “Summary—Merger Generally Tax-Free” and “DIMON Proposal One and Standard Proposal One: The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”

Except as set forth above, we express no opinion regarding any tax consequences of the Merger. This opinion may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our prior written consent. We consent to the filing of this opinion as an exhibit to the S-4 and to references to this firm in the S-4 under the latter aforementioned heading and under the heading “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required by section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

/s/    Hunton & Williams LLP